Exhibit 99.1

Opiant Pharmaceuticals Announces Significant Financial Developments Related to NARCAN® Nasal Spray for Opioid Overdose

Opiant Expects to Receive 90% of NARCAN Sales-Related Royalty and Milestone Payments, Going Forward

SANTA MONICA, Calif, December 20, 2017 -- Opiant Pharmaceuticals, Inc. (“Opiant”) (NASDAQ: OPNT), a specialty pharmaceutical company developing pharmacological treatments for addictions, today announced that it expects that, beginning in the first quarter of 2018, it will receive 90% of royalty and milestone payments related to NARCAN sales directly from Adapt Pharma. Correspondingly, the royalty and milestone payments due to SWK Holdings will now be reduced to 10%, as they will have been paid the $26.25 million per the royalty monetization agreement between Opiant and SWK.

Actual royalty revenue to be recorded by Opiant for the period ending December 31, 2017, will be reported in the Company’s 10-K for the period of August 1, 2017, through December 31, 2017.

“The ability to capture milestones and royalties from NARCAN sales will have a significant impact on our balance sheet,” said Roger Crystal, M.D., Chief Executive Officer of Opiant. “Most importantly, our cash runway will now be extended, thereby reducing the amount of financing required, as we continue to focus on advancing our promising pipeline of addiction-related product candidates. Looking ahead, we expect Adapt to achieve continued success with NARCAN. We are encouraged that Aetna will become the first national payer to waive copays for NARCAN for its fully-insured commercial members. Additionally, Walgreens recently announced that it is now stocking NARCAN in all of its over 8,000 pharmacies throughout the U.S.”

NARCAN is the only FDA-approved naloxone nasal spray for the emergency treatment of known or suspected opioid overdose. NARCAN Nasal Spray is approved for marketing in the U.S. and Canada by Opiant’s partner, Adapt Pharma Limited.

About Opiant Pharmaceuticals, Inc.
Opiant Pharmaceuticals, Inc. is a specialty pharmaceutical company developing pharmacological treatments for addictions. NIDA, a division of the NIH, describes these disorders as chronic relapsing brain diseases which burden society at both the individual and community levels. With its innovative opioid antagonist nasal delivery technology, Opiant is positioned to become a leader in these treatment markets. Its first product, NARCAN® Nasal Spray, is approved for marketing in the U.S. and Canada by the company’s partner, Adapt Pharma Operations Limited. For more information please visit: www.opiant.com.

Exhibit 99.1

Forward-Looking Statements
This press release contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors. These and other factors may cause our actual results to differ materially from any forward-looking statement. We undertake no obligation to update any of the forward-looking statements after the date of this press release to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.

CONTACTS:
Dan Ferry
Managing Director
LifeSci Advisors, LLC
Daniel@lifesciadvisors.com
(617) 535-7746